Exhibit 10.4

LEASE DEED

This Lease Deed (this “Deed”) is made and executed at Gurgaon, Haryana on 22nd day of April, 2009 between:

Midland Credit Management India Private Limited, a company incorporated under the provisions of the Companies Act, having its registered office at Regus Centre, Eros Corporate Towers, Level 15, Nehru Place, New Delhi-110019 (hereinafter referred to as the “Lessee” which expression shall, unless it be repugnant to the subject or context, include its successors and assigns) acting through its authorized signatory, Mr. Manu Rikhye, duly authorized by a resolution of its board of directors passed by a circular resolution dated April 3 2009 to sign this Deed on its behalf.

AND

R.S. Technologies Private Limited, a company incorporated under the Companies Act, with its registered office at B-4/13, Safdarjung Enclave, New Delhi-110029 (hereinafter referred to as the “Lessor”, which expression shall, unless it be repugnant to the subject or context, include its successors and permitted assigns), acting through its authorized signatory, Mr. Pawan Kumar, duly authorized by a resolution of its board of directors passed at their meeting held on April 1 2009 to sign this Deed on its behalf.

The Lessor and the Lessee may hereinafter individually be referred to as the “Party” and collectively as the “Parties”.

WHEREAS

A.	The Lessor represents that it is the absolute owner of and is in possession of a plot bearing no. 28-P, Sector 44, Urban Estate, Tehsil and District Gurgaon, measuring 5139 sq. mtrs., (the “Land”) allotted to it by the Haryana Urban Development Authority (“HUDA”), Gurgaon through an allotment letter dated December 4, 2003. The Lessor has constructed multistoried building on the Land (hereinafter referred to as portions Tower ‘A’ and Tower ‘B’.)

B.

Out of the said multi storied building, the Lessor is desirous of leasing out 83,000 square feet (super area) of Tower A constitutive of the ground, first, second, third, and fourth floors (collectively referred to as “Demised

Premises”) with an exclusive right to the use of terraces above the fourth floor, and including the Gym, Facilities Room, Storage Space and ninety six (96) reserved dedicated slots for parking at Basement level 1 and Basement level 2 (free of any charges) – more particularly described in Clause 9.2.1 and Annexure I (“Exclusive Areas”).

C.	On the request of the Lessee, the Lessor has agreed to grant on lease the Demised Premises to the Lessee to set-up, maintain and operate any business including data processing call centre related to back office operations for all types of industries such as credit collections, geographic information system, insurance, financial, human resource services, IT support management and other business outsourcing solutions of all types (collectively referred to as “Business Operations”), along with exclusive access to the Exclusive Areas.

D.	The Parties wish to enter into this Deed to record the terms and conditions on which the Demised Premises shall be given on lease by the Lessor to the Lessee.

THE PARTIES TO THIS DEED HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed, unless the context otherwise requires:

“Affiliate” means, in relation to any Party, any company or other entity which, directly or indirectly, controls, is controlled by or is under common control with such Party; the term “control” means ownership of more than 50% of the equity share capital or other voting rights of a company, the power to appoint or elect a majority of the board of directors of a company, or otherwise to direct the management of a company or other entity, whether through the articles of association of the company, or through a Deed, or otherwise;

“Business Operations” shall have the meaning ascribed to it in Recital C;

“Companies Act” means the Companies Act, 1956;

“Demised Premises” has the meaning ascribed to it in Recital B;

“Effective Date” means 22 April 2009;

“Exclusive Areas” has the meaning ascribed to it in Recital B

“Facilities Room” has the meaning ascribed to it in Clause 9.2.1;

“Force Majeure” means any war, civil commotion, terrorist acts, riots, strike (except strikes by the Lessee’s employees), governmental action in the form of any sealing/seizure/orders/penalties, lockout, accident, epidemic, acts of god, including without limitation fire, storms, floods, earthquake or lightning or any other event of any nature or kind whatsoever beyond the control of the Parties that directly or indirectly hinders or prevents the Lessee from accessing or using the Demised Premises and/or the Exclusive Areas;

“Gym” has the meaning ascribed to it in Clause 9.2.1;

“Lock-in Period” has the meaning ascribed to it in Clause 3.2;

“Parking Area” has the meaning ascribed to it in Clause 9.1(a);

“Rent” has the meaning ascribed to it in Clause 5.1 (a);

“Rent Free Periods” means the Initial Rent Free Period and the Subsequent Rent Free Period.

“Rent Escalation” has the meaning ascribed to it in Clause 5.5.

“Security Deposit” has the meaning ascribed to it in Clause 6.1;

“Storage Space” has the meaning ascribed to it in Clause 9.2.1;

“Term” has the meaning ascribed to it in Clause 3.1;

1.2	Interpretation

In this Deed:

(a)	References to any statute or statutory provision or order or regulation made there under shall include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof.

(b)	References to persons shall include body corporate, unincorporated associations, partnerships and any organisation or entity having legal capacity.

(c)	Headings to Clauses are for information only and shall not form part of the operative provisions of this Deed and shall not be taken into consideration in its interpretation or construction.

(d)	References to Recitals, Clauses or Annexures are, unless the context otherwise requires, are references to recitals, clauses or annexures of this Deed.

(e)	Unless the context otherwise requires, reference to one gender includes a reference to the other, words importing the singular include the plural and vice versa.

(f)	References to the words “include” or “including” shall be construed as being suffixed by the term “without limitation”.

(g)	Any reference to time shall be taken to be a reference to Indian Standard Time.

(h)	All capitalised terms in this Deed which are not defined herein shall have the same meaning as in the Deed.

2.	GRANT OF LEASE

2.1	In consideration of the Rent and Security Deposit, hereinafter specified, the Lessor grants, demises and leases unto the Lessee, the Demised Premises during the Term subject to and in accordance with the terms and conditions of this Deed. The right granted to the Lessee under this Deed to the Demised Premises shall include the exclusive right of the Lessee to Exclusive Areas.

2.2	The Lessee shall have the exclusive right to the unrestricted and unfettered use and enjoyment of and access to the Demised Premises and the Lessee shall be free to set-up, maintain and operate the Business Operations and shall otherwise have exclusive right to the unrestricted and unfettered use and enjoyment of and access to all the basement levels and terraces of the Demised Premises.

2.3	The Lessor shall hand over peaceful, vacant and physical possession of the Demised Premises excluding the fourth floor to the Lessee on 22 April 2009. The Lessor shall hand over peaceful, vacant and physical possession of the fourth floor to the Lessee for fit outs by 7 June 2009.

3.	TERM AND TERMINATION

3.1	Subject to earlier termination of this Deed in accordance with the terms hereof, the term of the lease of the Demised Premises shall commence on the Effective Date and end nine (9) years thereafter (“Term”).

3.2	There shall be a lock in period of twenty-four (24) months (“Lock-in-Period”) from the Effective Date during which, neither party can terminate the lease. In case, the Lessee terminates the lease or vacates the premises (other than due to any default, non-observance or breach by the Lessor of this Deed or due to the occurrence of an event of Force Majeure) prior to the expiry of the Lock-in-Period, it will be liable to pay rent for the remaining Lock-in-Period.

3.3	Subject to Clause 3.2 and in addition to any other remedy available to the Lessee under law, during the Term, the Lessee shall have the right to terminate the lease by giving (a) six (6) months written notice or (b) three (3) months’ Rent in lieu thereof, without assigning any reasons whatsoever.

3.4	This Deed may also be terminated by the Lessee in the event of the Force Majeure as per Clause 12.3.

3.5

Subject to Clause 6.2, in the event of termination of this Deed under sub-clause (a) of Clause 3.3, three months from the date of the Lessee’s notice of termination the Lessee shall cease payment of Rent hereunder and the Lessor shall adjust the Security Deposit by way of deduction of the Rent due every month from the Security Deposit, provided that the Lessee makes good any shortfall in the amount of Rent due and payable at the time of vacating the Demised Premises including due to Rent Escalation.

4.	HANDOVER OF POSSESSION AND FIT-OUTS

4.1

The Lessor shall on the Effective Date handover peaceful, vacant and physical possession of the Demised Premises (excluding the fourth floor), and the Parking Area to the Lessee. The Lessor shall handover peaceful, vacant and physical possession of the Gym, Storage Space and Facilities Room to the lessee by 21 December 2009.

4.2	The Lessor confirms and agrees that the Lessee shall be permitted to execute and undertake at its own cost, but without damaging the main structure of the Demised Premises, additional installations, partitions, fitments in any manner (collectively referred to as “Installations”), the absolute ownership of which subject to Clause 4.4 shall remain that of the Lessee free and clear of any claim by the Lessor, using contractors selected by the Lessee, as may be necessary for the Lessee’s use of the Demised Premises and/or the Exclusive Areas, without any approval from the Lessor. The layout of the Fit-Outs of the Lessee will be shared with the Lessor and shall be as per building by-laws.

4.3	The Lessor confirms and agrees that it will at its own cost and expenses procure the proper pressurization of lifts lobbies & staircases as per fire norms, ventilation of the floors, basements, lifts, lobbies and staircases and ensure proper and adequate smoke extraction system in the basement levels as per fire safety norms applicable. This will be completed before 31 May 2009.

4.4

The Lessee confirms and agrees that it will procure and install air-conditioning systems (“AC”) in the Demised Premises, as per its requirements, from a vendor chosen by the Lessee at its sole option. The Lessor confirms and agrees that it shall pay an amount of Rs. 75,00,000 (Rupees Seventy Five Lakhs only) through its Nominee as its share of the cost of the AC. This amount will be paid by the Lessor/its Nominee to the Lessee or to the vendor directly as per the Lessee’s instructions. The share of ownership of the AC shall be in proportion to the expenses incurred by the Lessor (though its Nominee) and the Lessee (which shall be determined by way of the supporting documentation and invoices provided by each of the

Parties). All taxes including STPI benefits/liabilities shall be to the account of the Lessee. At the time of vacating the Demised Premises the Lessee shall first offer to the Lessor/its Nominee the option to purchase the Lessee’s share of the AC, at the price derived in the following manner:

(a)	at the relevant time, the Lessee shall seek quotes for the sale of the AC (Lessee’s Share) from three vendors, chosen by the Lessee at its Sole Option, of air-conditioning systems (“Quotes”);

(b)	the lowest quote of the Quotes shall be determined by the Lessee (“Minimum Quote”);

(c)	the value of the tax benefit for companies on depreciation, calculated at the rate of 15% per annum on a written down value basis for an amount of INR 25,00,000 (Rupees Twenty Five Lakhs only) (“Tax Benefit”), shall be determined; and

(d)	from the Minimum Quote, the Tax Benefit shall be subtracted to arrive at the price payable by the Lessor /its Nominee to the Lessee.

In case the Lessor /its Nomineedoes not accept the offer or the price determined in the manner as aforesaid, the Lessee shall be entitled, at its option, to uninstall and dispose of the air-conditioning system under its ownership.

It is hereby clarified that the annual maintenance charges incurred on the air-conditioning system will be borne and paid by the Lessor/its Nominee.

4.5	The Lessor confirms and agrees that it will at its own cost and expense provide for a service lift/dumbwaiter in the Demised Premises for access to the Fourth Floor. Such service lift/dumbwaiter shall be in addition to the 3 (three) lifts which will be in existence in the Demised Premises on the Effective Date. The installation and commissioning of such service lift/dumbwaiter shall be completed by 31 July 2009.

4.6	The Lessor confirms and agrees that it will at its own cost and expense construct the structure of the additional toilet blocks including the basic plumbing works, at each of floors of the Demised Premises in addition to the one existing in the Demised Premises at the Effective Date. Each of these toilet blocks shall be completed within 45 days from the Effective Date. The interiors of the toilet blocks such as fixtures and fittings etc. shall be done by the Lessee at it own cost.

4.7	The Lessee, at its sole discretion, shall upon termination of this Deed subject to Clause 4.4, have the right to remove all or part of its Installations in the Demised Premises and/or the Exclusive Areas without damaging the structure. Further, the Lessee may at its sole discretion sell the Installations in the Demised Premises and/or the Exclusive Areas to the Lessor at a mutually agreeable price.

5.	RENT AND OTHER CHARGES

5.1	During the Term hereof, the Lessee shall pay to the Lessor total rent of Rs. 65,57,000, (Rupees Sixty-Five Lakhs and Fifty Seven Thousand Only) per month (“Rent”) plus Service Tax as applicable, calculated as follows:

(i)	Rs. 79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 17922 square feet rented on the ground floor of Demised Premises aggregating to Rs. 14,15,838;

(ii)	Rs. 79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 16451 square feet rented on the first floor of Demised Premises aggregating to Rs. 12,99,629;

(iii)	Rs. 79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 17194 square feet rented on the second floor of Demised Premises aggregating to Rs. 13,58,326;

(iv)	Rs. 79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 17192 square feet rented on the third floor of Demised Premises aggregating to Rs. 13,58,168; and

(v)	Rs. 79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 14241 square feet rented on the fourth floor with the exclusive right to use the terraces of the Demised Premises aggregating to Rs. 11,25,039.

The Rent for the various floors shall be payable from the dates mentioned in Clauses 5.3 and 5.4 below.

5.2

The Lessee agrees to pay the Lessor, subject to applicable tax and statutory deductions, Rent per month in advance on or prior to tenth (10th) day of the relevant English calendar month (in respect of which the Rent is due). If such day is not a business day then the Rent is due the following business day, by a crossed account payee demand draft or cheque in the name of the Lessee.

The Lessee shall be liable to pay interest on the outstanding amount of Rent @18% per annum in the event of non-payment of Rent for a period of thirty (30) days from the date when it becomes due.

5.3	The Rent for the first, second and third floors of the Demised Premises shall become payable by the Lessee to the Lessor upon expiry of three (3) months from the Effective Date (“Initial Rent Free Period”).

5.4	The Rent for the ground floor and the fourth floor of the Demised Premises shall be payable by the Lessee to the Lessor upon the expiry of six (6) months from the Effective Date or three (3) months from the Lessor completing the build out and handing over the possession of the same to the Lessee whichever is later (“Additional Rent Free Period”). Provided that in the event the Lessor has not obtained the requisite permissions, including fire safety, operation of lifts, occupation certificates, from the relevant statutory authorities within a period of six (6) months from the date of handover of physical possession of the respective portions of the Demised Premises, the Lessee shall not be liable to pay any Rent for such portion of the Demised Premises from the expiry of six (6) months until such requisite permissions have been obtained for such portion of the Demised Premises have been obtained and certified true copies of the same are provided to it. In the case of the dumbwaiter, the relevant permissions (if any) shall be obtained at the earliest but not later than six (6) months of the installation thereof and in the event, all such certificates have not been obtained within the period stipulated, the Lessee shall not be liable to pay any Rent till such time as they are obtained and certified copies provided to the Lessee thereof.

5.5	The Parties agree that there will be an escalation in the Rent, equivalent to fifteen percent (15%) over the last Rent paid, at the end of every three (3) years of the Term. Such escalated Rent shall also be referred to as the “Rent Escalation”. The first escalation shall be effective from the expiry of three (3) years from the Effective Date (i.e. 22 April 2012) and the Second escalation will be effective from 6 years from the Effective Date (i.e. 22 April 2015).

5.6	In the event of any two consecutive defaults in payment of Rent by the Lessee, the Lessor may forthwith at its sole discretion and in addition to any other remedy in law available to him, eject the Lessee from the Demised Premises and take possession thereof.

6.	SECURITY DEPOSIT

6.1	An interest free refundable security deposit (“Security Deposit”) amounting to Rs. 3,93,42,000 (Rupees Three Crores, Ninety-Three Lakhs and Forty Two Thousand Only) has been deposited with the Lessor by the Lessee in the following manner:

(a)	One month’s Base Rent amounting to Rs. 65,57,000 (Rupees Sixty-Five Lakhs and Fifty Seven Thousand Only) through a cheque no. 001304 dated 9 March, 2009 drawn on CITI Bank on 6 March 2009 and

(b)	Five month’s Base Rent amounting to Rs. 3,27,85,000 (Rupees Three Crores, Twenty Seven Lakhs and Eighty Five Thousand Only) through a cheque no. 606425 dated 21 April, 2009 drawn on ABN Amro Bank on the Effective Date.

6.2	The Security Deposit shall be refunded by the Lessor to the Lessee without any interest, upon expiry of the Term hereof simultaneously upon the Lessee surrendering the peaceful, vacant possession of the Demised Premises in a clean and clear condition, subject to the deduction of any unpaid Rent and any other dues payable by the Lessee to the Lessor under the terms of this Deed. It is clarified that the Lessor shall not be entitled to deduct the Rent not payable by the Lessee during the Rent Free Periods and during the periods mentioned under Clause 5.4. On issue of notice of termination in accordance with Clause 3.3, 50% (Fifty percent) of the Security Deposit, amounting to Rs. 1,96,71,000 (Rupees One Crore, Ninety Six Lakhs, Seventy One Thousand Only) shall be adjusted towards the Rent payable by the Lessee for the notice period of six months and the balance shall be refunded to the Lessee simultaneously on the Lessee surrendering the possession of the Demised Premises to the Lessor.

6.3

In the event that Lessor fails to refund the Security Deposit in accordance with the Deed, after making adjustment of dues if any, the Lessee shall have the right to (i) retain the possession of the Demised Premises without the payment of any Rent from the date of expiry or earlier termination of this Deed to the date of actual repayment of the Security Deposit; and (ii) claim simple interest at the rate of eighteen (18)% per annum on the Security

Deposit from the date of expiry of the Term or the earlier termination of this Deed, until actual payment of the Security Deposit by the Lessor.

7.	REPRESENTATIONS AND WARRANTIES

7.1	The Lessor makes the following representations and warranties:

(a)	The Lessor is a legal entity duly incorporated and validly existing in accordance with the laws of India.

(b)	The Lessor has full power and authority to enter into this Deed.

(c)	This Deed constitutes Lessor’s legal, valid and binding obligations enforceable against it in accordance with its terms.

(d)	The Lessor has clear, absolute, unrestricted and unfettered legal and marketable title and ownership rights to the Demised Premises and the Exclusive Areas.

(e)	The Lessor is authorised by its memorandum and articles of association and is competent to enter into this Deed.

(f)	All necessary and applicable sanctions and approvals for water and power supply to the Demised Premises and the Exclusive Areas have been obtained by the Lessor.

(g)	The Demised Premises and the Exclusive Areas are free from any and all encumbrances, liens and charges of any nature whatsoever except for charges existing for loans or financial assistance taken by the Lessor from financial institutions as detailed in a certificate dated 1 April 2009 provided by the Lessor on its letterhead to the Lessee. The Lessor shall also inform the Lessee in writing about any and all encumbrances/charges created after signing of this Deed.

(h)

The Demised Premises, all the basement levels thereunder and the terraces of the Demised Premises conform to all applicable laws and are constructed in accordance with the approved building plan, permits or licenses. The Lessor further states that it has not received any notice of non-compliance with any applicable laws, in respect of the

Demised Premises, any of the basement levels and the terraces thereof, which has not been remedied or which has the potential effect of restricting the use of the Demised Premises, any of the basement levels and the terraces thereof by the Lessee for the purposes set out herein.

(i)	The structural elements of the Demised Premises and the Exclusive Areas including, but not limited to, the exterior walls, roof, corridors, load bearing walls, and foundation are (i) sound and in good working order, condition and repair and free of deferred maintenance issues; and (ii) constructed in compliance with all applicable building bye laws in India including in relation to structural stability with particular attention to the standards defined in relation to seismic risks.

(j)	The electrical load provided for the Demised Premises is 1000 KVA which will be available to the Lessee twenty (24) hours per day, seven (7) days per week throughout the year and is sufficient for the operations of the Lessee.

(k)	There are no existing court cases, restrictions, interests, encumbrances, charges, or similar limitations or restrictions adversely affecting the unrestricted and unfettered use and enjoyment by the Lessee of the Demised Premises and the Exclusive Areas.

(l)	The Lessor has all the necessary approvals from the statutory authorities, including but not limited to the Haryana Urban Development Authority, required for entering into this Deed and for setting-up of, maintaining and operating the Business Operations.

(m)	The Lessor in compliance with all applicable environmental laws in relation to the Demised Premises and the Exclusive Areas.

(n)

The Lessor is presently maintaining the lifts in the Demised Premises and the Exclusive Areas and operating and running the same on twenty (24) hours per day, seven (7) days per week throughout the year. Inspite of mechanical defects and /or electrical failure, the Lessor shall ensure that, one of the lifts in the Demised Premises and the Exclusive Areas shall always operate, including, public holidays. The

Lessor undertakes to keep and maintain the licenses required for the operation of the lifts in the Demised Premises and the Exclusive Areas for all times during the Term of this Lease and to get the same inspected and certified periodically, but no later than as required by the applicable laws, by the agency/company maintaining the lifts.

(o)	The fire fighting equipment and other support equipments and facilities meet the prescribed norms and codes of the relevant Government Authorities or any subsequent amendments thereof and shall also meet the minimum specifications and standards prescribed under the applicable laws and regulations, if any, and undertakes to comply with all legal formalities and requirements in this regard.

(p)	No extra charges shall be levied by the Lessor in respect of the Exclusive Areas & UPS Room made available to the Lessee.

(q)	That the Lessor has made provision of basic facilities as contained in this Deed. However, if any extra facility or change e.g. earth-pit, telephone cable, any other minor civil or electrical work is sought by the Lessee, it will be provided by the Lessor. However any such changes after six (6) months from the Effective Date shall be at Lessee’s cost.

(r)	That the Lessor, under the terms of allotment from HUDA, shall always abide by the HUDA guidelines/norms in respect of sale/transfer of ownership rights.

The Lessor acknowledges that the Lessor’s representations and warranties in this Clause 7.1 are a material inducement to the Lessee’s entry into this Deed.

7.2	The Lessee makes the following representations and warranties:

(a)	The Lessee is an entity duly incorporated and validly existing in accordance with the laws of India.

(b)	The Lessee has full power and authority to enter into this Deed.

(c)	The execution of this Deed is not prohibited by its constituent documents nor will its execution contravene provisions of any applicable law or Deed or document to which it is a party.

(d)	All the corporate approvals required for the execution of this Deed have been obtained.

7.3	In the event that any Party’s representations and warranties cease to be true and correct at any time during the Term then, notwithstanding any rights that may accrue to such Party pursuant to Clause 3, such Party shall immediately notify the other Party of the representation(s) and warranty (ies) which have ceased to be true and correct and may suggest corrective action(s) in relation thereto.

8.	COVENANTS AND OBLIGATIONS

8.1	The Lessor covenants with the Lessee that during the Term it shall:

(a)	Ensure that the Lessee shall during the Term and have quiet, peaceful and exclusive use, enjoyment and possession of the Demised Premises and the Exclusive Areas.

(b)	The Lessee’s employees, authorised representatives, visitors, guests, agents, contractors, vendors etc. shall have absolute and unrestricted use of and access to the Demised Premises and the Exclusive Areas at all times which means twenty (24) hours per day, seven (7) days per week throughout the year.

(c)	Provide a separate electricity meter or sub-meter and a water meter compliant with the applicable laws in respect of the Demised Premises to measure the internal electricity consumption, i.e., electricity consumed within the Demised Premises and the water consumption respectively.

(d)	Provide full support and cooperation to the Lessee for it to obtain a ‘no objection certificate’ and other requisite approval from the statutory authorities for custom bonding of the Demised Premises.

(e)	Keep the sewers, drains, channels, watercourses, water pipes, sanitary pipes, electric cables and wires and supply line in, under and upon the Demised Premises and Exclusive Areas and the lavatories in order. Further, to keep the Demised Premises and the Exclusive Areas wind and water tight.

(f)	Operate and run a continuous, adequate and proper air conditioning system and ensure air conditioning facilities to the Demised Premises and the Exclusive Areas for 24 hours per day, seven (7) days per week throughout the year.

(g)	Supply and maintain continuous 24 hours supply of electricity from the back up generators or other external sources, as the case may be, and ensure continuous supply of water by the Authorities/other sources to the Demised Premises and the Exclusive Areas.

(h)	Operate and maintain the Demised Premises and the Exclusive Areas consistent with such business practice and standards of maintenance and insurance as are presently being provided in other corporate buildings and complexes in the vicinity of the Demised Premises.

(i)	Permit the Lessee to install at its cost, its own card-key security system.

(j)	Provide all necessary support , information & documents to the Lessee in coordinating with Customs, STPI, VSNL or any other telecom body to install the necessary communication equipment, including but not limited to the Microwave Tower, and/or lease lines for satellite voice/data links. In the event, the Lessor intends to raise additional floors/ structures on the Land in addition to the Demised Premises, the Lessor shall ensure that the VSNL links etc. are not disrupted.

(k)	Maintain at all times during the Term of this Deed adequate insurance in respect of the Demised Premises and the Exclusive Areas against loss due to fire, riot, etc, and pay all premiums in respect of such insurance in a timely manner and provide copies thereof to the Lessor. The Lessee will at its option get its equipments, furniture and fixtures etc. insured at its own expenses.

(l)	Keep the Demised Premises, the Exclusive Areas and the stairs and passages leading thereto in good and tenantable condition and to do all such structural and other repairs to the Demised Premises as may be necessary for the convenience, occupation and enjoyment of the Demised Premises and the Exclusive Areas by the Lessee.

(m)	Pay/ reimburse any and all costs incurred for all other exterior, structural and major repairs to the Demised Premises and the Exclusive Areas, including the structure of the Demised Premises and the Exclusive Areas, roof space, exterior walls, load bearing walls, support beams, foundation, columns, parking facilities shall be provided for by the Lessor at its own cost and expense provided that the cause for repair is not due to any act or omission of the Lessee. Such costs shall not be reimbursed by the Lessee to the Lessor. The Lessor shall ensure that any repairs and maintenance, construction or any other work that may be required in the Demised Premises and the Exclusive Areas is done in such a manner as not to interfere with or impair the Lessee’s use or occupancy of the Demised Premises and the Exclusive Areas and keeping in mind acceptable noise and disturbance levels required for conduct of its business by the Lessee. All repairs and maintenance performed by the Lessor will be of a first class quality and done in a prompt, diligent and good workmanlike manner within a reasonable period, subject to a maximum of fifteen (15) days from the defect being brought to the notice of the Lessor by the Lessee. Provided that if the Lessor is unable or unwilling to carry out the repairs and maintenance as required by the Lessee within the aforementioned period of fifteen (15) days then the Lessee shall have the right to carry out such repair and/or maintenance work and adjust and set-off the costs and expenses incurred for such repairs and maintenance against the Rent payable to the Lessor.

(n)	Maintain the structural elements of the Demised Premises and the Exclusive Areas as a first class building suitable for use, and shall maintain the Demised Premises and the Exclusive Areas in compliance with all building and zoning codes and all other applicable codes, laws, ordinances, regulations, rules and notifications.

(o)	Abide by and comply with all laws, bye-laws, rules and regulations of the local bodies and relevant authorities including all permits, consents, certificates, approvals and other permissions from all appropriate governmental authorities (including, without limitation, the Haryana Urban Development Authority, Estate Officer etc.) necessary for the lawful occupancy of the Demised Premises and access to the Exclusive Areas, all the basement levels, terraces and other external and common areas clearly stating the purpose of use that covers the Business Operations.

(p)	In the event the repairs performed by the Lessor, or the occurrence of an event, not due to the fault of the Lessee, that caused the repairs to be performed by the Lessor or the Lessee, impacts the ability of the Lessee to use the Demised Premises and the Exclusive Areas for its intended use, there shall be an abatement of Rent payable for the portion that becomes unusable for Lessee’s Business Operations , from the date of the repairs performed by the Lessor or the Lessee, or the occurrence of an event that caused the repairs to be performed by the Lessor or the Lessee, till the date the Demised Premises and the Exclusive Areas is restored to its former condition.

(q)	Notwithstanding anything to the contrary provided herein, the Lessor shall not lease the Demised Premises and/or Tower B or any part thereof to any third party that is engaged or proposes to engage in carrying out business of a BPO/call centre and the Lessor shall not lease or has not leased an area out of the Total Built Up Area in the Complex that exceeds the permissable limit for leasing as prescribed by the Statutory/Government Authorities.

(r)	The Lessor shall give the Lessee a notice in writing within seven (7) days of any claim, litigation, proceeding or investigation which becomes known to it during the Term relating to the Demised Premises and the Exclusive Areas or the transactions contemplated under this Deed.

(s)	Lessor shall not do or cause anything to be done with regard to the facilities extended to it by third party lenders, which results in third party lenders taking possession of the Demised Premises and the Exclusive Areas and/or evicting the Lessee from the Demised Premises and the Exclusive Areas.

(t)	The Lessor shall undertake the maintenance of the Demised Premises and Exclusive Areas through its appointed maintenance agency viz. “Piya Motors Pvt. Ltd.” through a separate maintenance agreement to be executed between the Lessee and such appointed maintenance agency.

(u)	Provided that in the event Tower B is leased, sub-leased or possession thereof, or of any part thereof, is transferred to a third party (to the extent permitted under Clause 7.1(q) of this Deed), Lessor shall ensure that any and all activities including the fit-out, signage, occupation, use and business operations by such third party do not interfere in any manner with the rights of the Lessee under this Deed.

8.2	The Lessee covenants with the Lessor that during the Term it shall:

(a)	Pay to the Lessor, the Rent and all other amounts payable by it under this Deed in accordance with the terms of this Deed.

(b)

Pay to the Lessor, water, and electricity charges for the Demised Premises. The Lessee shall pay 75% (Seventy Five Percent) of the bills of water and sewage charges for the Demised Premises as per the Actual Bills received by the Lessor by the relevant Authorities / any other source of supply whereas the Lessor shall bear the balance 25% (Twenty Five percent) of such charges. The Lessee shall pay such amounts within ten (10) days of receipt of an invoice from the Lessor in this regard. For avoidance of any doubt, it is clarified that electricity, water and sewerage charges for all the basement levels, staircases, lifts, terraces and other external and common areas outside the Demised Premises shall be paid by the Lessor/ Lessor’s nominee. The Lessee will be liable to pay electricity charges as per the sub-meter readings for the Demised Premises provided that for (i) electricity supply through State Electricity Board charges shall be paid as per the actual sub-meter readings and (ii) supply through the diesel generator sets (“DG”) charges shall be paid as per the number of units consumed as per the sub-meter. The cost per unit for electricity from the DG shall be calculated on the basis of the actual cost of consumables required to generate per unit of electricity provided that the Lessor shall provide and certify all supporting documentation and invoices for determining such cost of consumables. It is clarified that Lessee shall be liable to pay minimum charges prescribed by the State Electricity Board or as per the actual invoice by the State Electricity Board as applicable on 125 KVA till such time the Lessee requests for Load greater than 125 KVA.

(c)	That the Lessee shall deliver the vacant possession of the Demised Premises and the Exclusive Areas to the Lessor on the expiration or earlier termination of the lease together with the Lessor’s fittings, fixtures in such repair or condition as is consistent with the covenants and conditions of this Deed. Other than due to any default or breach by the Lessor of this Deed and subject to Clause 6.2, if the Lessee is unable to handover the vacant possession of the Demised Premises and the Exclusive Areas on the expiration or earlier termination of the lease, the Lessee shall pay a sum of Rs. 2,00,000/- (Rupees Two Lakh only) per day in addition to the Rent as Liquidated Damages until delivery of vacant possession of the Demised Premises and the Exclusive Areas. Such payment of damages will be deemed as the cumulative and not exclusive remedy between the Parties hereto for any such non performance of the obligation to vacate under this Deed.

(d)

Not keep or store within the Demised Premises and the Exclusive Areas any goods which are of hazardous or combustible nature or otherwise are of a weight, as might cause the occurrence of any hazard or affect the structure of the Demised Premises and the Exclusive Areas or the lives of any individuals and other occupants within the Demised Premises and the Exclusive Areas (including health of such individuals).

(e)	Use the Demised Premises only for its and its Affiliates’ Business Operations and shall not carry on or permit to be carried on in the Demised Premises or in any part thereof any activities which are or are likely to be unlawful, obnoxious or cause nuisance or disturbance to other tenants/occupants in the vicinity.

9.	PARKING AREA AND ADDITIONAL AMENITIES

9.1	Parking Area

(a)	The Lessor shall during the Term provide the Lessee with a total of ninety six (96) car parking spaces in the basement under the Land (“Parking Area”) free of charge.

(b)	The Lessee may request the Lessor at any time in the future for additional car or two wheeler parking spaces. Subject to availability, the Lessor shall provide additional car and two wheeler parking spaces to the Lessee. If additional parking spaces are made available to the Lessee by the Lessor, the Lessee shall make an additional payment at the rate of Rs. 2,000 (Rupees Two Thousand Only) per car parking space so provided.

9.2	Additional Amenities

9.2.1	The Lessor shall provide to the Lessee, free of charge:

(a)	a basic fully functional gymnasium (“Gym”) for the use of the Lessee in an appropriate partitioned area admeasuring 560 square feet, located in an area as mutually agreed upon by Parties. The Lessee shall also be allowed to build two showers, changing rooms and bathroom facilities next to the Gym at its own cost and expense for which appropriate space admeasuring approximately 300 square feet will be provided by the Lessor adjacent to the Gym.

(b)	an appropriate partitioned area for a recreation room, and administration room measuring carpet area of 950 square feet (“Facilities Room”) in an area as mutually agreed upon by Parties.

(c)	an appropriately partitioned storage area measuring carpet area of 500 square feet (“Storage Space”) to be located on the Basement Level 1.
(d)	an appropriately partitioned area as mutually agreed between the Parties for installing the uninterruptible power supply (UPS) systems and battery banks. (“UPS Room”)

9.2.2	The Gym, Facilities Room and Storage Area shall be fully operational and available for use within a period of 8 months from the Effective Date.

9.2.3	In the event, the Lessor fails to make available to the Lessee the Gym, Facilities Room and Storage Area within the abovementioned period of 8 months from the Effective Date or if after these amenities being made available, the right of the Lessee to continuous usage of these amenities is hampered or disturbed, the Lessee shall be entitled to construct a gymnasium, storage space and/or facilities room for its exclusive use and for the use of its employees and guests – at the cost of the Lessor. It is agreed between the Parties that the Lessee shall be entitled to set-off the cost of construction of amenities under this Clause from the Rent payable by it to the Lessor for the Demised Premises.

10.	INDEMNITY

10.1	The Lessor shall indemnify, defend and hold the Lessee, its Affiliates and their respective officers and employees, harmless from and against any and all actions, costs (including but not limited to attorneys cost), claims, demands, damages, losses and expenses that may arise from:

(a)	the Lessor’s non-compliance with its obligations and covenants under this Deed;

(b)

any defects or deficiency or error or discrepancy or shortcoming in the title of the Demised Premises, and/or Land or any one claiming title, right, interest in the Demised Premises, and/or Land and / or if it is found that approvals / consents including permission from all applicable statutory authorities like Haryana Urban Development Authority, for usage of the Demised Premises for setting-up of, maintaining and operating the Business Operations, , have not been obtained or are at any time found to be or become ineffective for any reason whatsoever;

(c)	the Lessor’s failure to comply with the applicable laws, including the approvals, licenses, registrations and consents obtained by the Lessor in respect of the Demised Premises and/or the Land;

(d)	any breach, defect, deficiency or inadequacy in the Lessor’s representations, warranties, covenant and agreement set out in this Deed;

(e)	any interference with the Lessee’s rights under this Deed whether by the Lessor or any third party (including but not limited to a bank or financial institution);

(f)	any inability of the Lessee to exercise its rights in accordance with this Deed;

(g)	on account of Lessee’s use of the Gym, Facilities Room, Storage Area and UPS Room;

(h)	any loss of business or revenue suffered by the Lessee on account of all or any of the Clauses 10.1 (a) to (g) as stated above.

10.2	This Clause shall survive the expiration or termination of this Deed.

11.	LESSOR’S RIGHT TO ENTER THE DEMISED PREMISES

11.1	The Lessor through its duly authorised representative shall have the right from time to time, subject to a maximum of once in two consecutive months, to enter the Demised Premises during the normal business hours on any working day after providing the Lessee at least seven (7) days prior written notice for the purpose of inspecting the Demised Premises.

11.2	During such visit, the Lessee shall be at liberty to have its representative accompany the Lessor’s representative; it being clarified that the Lessor’s representative shall carry an appropriate identification and authority documents and shall undertake the inspection in a manner so as to not cause any inconvenience or interference to the Lessee’s business operations.

12.	GENERAL

12.1	Costs

Except as expressly otherwise provided in this Deed, each of the Parties hereto shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Deed and any other Deed incidental to or referred to in this Deed, provided that the costs in respect of stamp duty and registration charges of this Deed shall be borne equally by both the Parties.

12.2	Assignment, Sub-lease or Sale

(a)	That in the event the Lessor sells or transfers the Demised Premises and/or the Exclusive Areas, either directly or indirectly (including by way of merger or amalgamation), during the Term to any third party, the Lessor shall ensure that such third party shall be bound by and adheres to the terms and conditions of this Deed to ensure uninterrupted and peaceful enjoyment of the Demised Premises and/or the Exclusive Areas by the Lessee for the Term by ensuring that such third party executes a deed of adherence confirming all terms and conditions of this Deed and an acknowledgement of all outstanding amounts paid by the Lessee to the Lessor whose benefit shall be transferred to such third party. The Lessor hereby agrees that the sale of the Demised Premises and/or the Exclusive Areas to any third party shall only be deemed to have occurred (and accordingly be deemed valid and effective), if a deed of adherence in form and substance mutually agreeable to the Lessee and Lessor is duly executed by such third party and the Lessee. In the event the Lessor decides to securitize the rentals with a bank/financial institutions, Lessor shall have the option to do so provided Lessee’s rights under this Lease Deed are not affected.

(b)

During the Term, Affiliate of the Lessee shall have the right to sublease/ use and occupy the Demised Premises and/or the Exclusive Areas which includes amalgamation of the Lessee within any of its group companies/ Affiliates and/or as may be agreed upon inter se between the Lessee and such Affiliates. Lessee will not be entitled to sub-lease the Demised Premises to any third party which is not an

Affiliate. The Lessee shall not sublet the Demised Premises in part or whole without the knowledge, consent and written approval of the Lessor unless such sublet is to an Affiliate.

(c)	Right of First Refusal:

(i)

In the event the Lessor decides to lease, sub-lease or otherwise transfer possession to any third party all or any portion of Tower B during the Term, then before concluding such lease, sub-lease or transfer of possession, the Lessor shall provide written notice of such intended lease, sub-lease or transfer of possession to the Lessee specifying in detail the terms of such intended lease, sub-lease or transfer of possession and shall irrevocably offer to lease, sub-lease or transfer possession to the Lessee Tower B or any applicable portion thereof at the same price and on the same terms as the Lessor intends to lease, sub-lease or transfer possession of Tower B or any applicable portion thereof to such third party (the “Offer”). The Lessee may accept such Offer within fifteen (15) days of the receipt of such Offer, failing which, the Lessor shall be free to lease, sub-lease or transfer possession of Tower B or applicable portion thereof to such third party on the same terms and conditions as contained in the Offer. If the terms and conditions of the lease, sub-lease or transfer of possession of Tower B or applicable portion thereof to the third party are more favourable than those contained in the Offer (this shall include leasing, sub-leasing or transferring possession of Tower B or applicable portion thereof at a rate which is less than that Offered to the Lessee), the Lessor shall be bound to incorporate such more favourable terms in an amended Offer to the Lessee by again complying with the procedure laid down in this Clause.

(ii)	The Lessee will be able to assign the rights and obligations under this Deed in favour of its Affiliates without prior written consent of the Lessor and will ensure that such Affiliate(s) comply with the terms and conditions of this Deed. In case of any failure to comply with the terms and conditions of this Deed, the lease shall stand terminated and the Lessee will be liable to vacate the premises and to hand over physical possession of the same to the Lessor with immediate effect, but the Lessee will be liable to pay the Rent for the Lock-in-Period.

12.3	Force Majeure

Failure on the part of either Party to perform any of its obligations hereunder (“First Party”) shall not entitle the other Party to raise any claim against the First Party to the extent that such failure of the First Party arises from the occurrence and continuation of an event of Force Majeure. If through Force Majeure the fulfillment by either Party of any obligation set forth in this Deed will be delayed, the period of such delay will not be counted on in computing the periods prescribed by this Deed. Any Party failing to perform its obligations under this Deed because of occurrence and continuation of Force Majeure shall give notice in writing to the other Party of such Force Majeure as soon as possible after such occurrence. Any Party hereto who fails because of Force Majeure to perform his obligations hereunder will upon the cessation of Force Majeure, take all reasonable steps within its power to resume, with the least possible delay, compliance with its obligations hereunder. If the Force Majeure shall continue for a period exceeding thirty (30) days, the Lessee shall be entitled to terminate the Deed upon giving thirty (30) days written notice to the Lessor.

12.4	Signage

12.4.1	The Lessee shall have the right to use, affix or exhibit any name plates or any writings or any sign boards at the external facade of the Demised Premises, subject to local laws and with intimation to the Lessor, the absolute ownership of which shall remain that of the Lessee free and clear of any claim by the Lessors, and which is to be removed by the Lessee, at the time of Lessee vacating the Demised Premises The Lessee shall be entitled to use the terrace of the Demised Premises for its publicity, hoardings, neon signs etc. The Lessee shall solely bear the cost of putting up and installing any such signage on the Demised Premises. For avoidance of any doubt it is clarified that the Lessor shall not charge any rent or any amount whatsoever from the Lessee for putting up or installing any signage pursuant to this Clause.

12.4.2	The Lessor shall assist and cooperate with the Lessee in obtaining necessary permissions from governmental authorities and other authorities or adjoining owners and occupants for the Lessee to place or construct signage in and on the Demised Premises as permitted hereunder.

12.5	Property and Municipal Tax

The Lessor represents that all incidences of taxes or levies on property with respect to the Demised Premises as on the Effective Date and for the Exclusive Areas (as on the expiry of 3 months after the Effective Date i.e. when they are operational) including any enhancements thereof shall be solely borne by the Lessor. If any property tax or levy on the Demised Premises and/or the Exclusive Areas is levied or demand raised by the statutory authorities in respect of the Demised Premises and/or the Exclusive Areas for a tax, not in force, as on the Effective Date or on the expiry of the 3 months, as the case may be—for the duration of the Term, the same shall be borne by the Lessor and Lessee equally.

13.	GOVERNING LAW AND JURISDICTION

The validity, construction and performance of this Deed shall be construed and the legal relations between the Parties hereto shall be determined and governed according to the laws of India. The Parties agree to the jurisdiction of the courts of Gurgaon, Haryana.

14.	RELATIONSHIP

14.1	No provision of this Deed shall be deemed to constitute a partnership or joint venture between the Parties.

14.2	No provision of this Deed shall constitute either Party as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of, or on behalf of the other Party.

14.3	No person employed by either Party for the performance of its obligations under this Deed shall be deemed to be an employee of the other Party. Each Party shall be responsible for the payment of all salaries, employment benefits, etc. with respect to all persons who are engaged by it for the performance of any obligations under this Deed and such person shall not be entitled to any salary benefit or any other claim whatsoever from or against the other Party.

15.	NOTICE

15.1	Save as otherwise specifically provided in this Deed, any notice, demand or other communication shall be in writing and be served under this Deed may be served upon any Party hereto only by registered speed post acknowledgement due or delivering the same by courier to the Party to be served at its address below, or at such other address as it may from time to time notify in writing to the other Party hereto.

S.No.	Name of the Party	Concerned Official	Address
1	RS Technologies Private Limited (Lessor)	Mr. SP Yadav	Branch Office: 77A, Sector 18, IFFCO Road, Gurgaon 122015
2	Midland Credit Management India Pvt. Ltd. (Lessee)	Mr. Manu Rikhye	Plot # 28-P, Sector 44, Gurgaon 122002

15.2	A notice or demand served by registered speed post acknowledgement due or courier shall be deemed duly served forty-eight (48) hours after posting , in the case of a letter, that such letter was sent properly by registered post, addressed and placed in the post, in the case of courier, that the letter was addressed and delivered to the courier company.

16.	MISCELLANEOUS

16.1	Waiver

(a)	The failure of either Party to enforce, in any one or more instances, performance of any of the terms, covenants or conditions of this Deed shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Deed or the rights and obligations of the Parties hereto. The Parties acknowledge that a waiver of any term or provision hereof may only be given by a written instrument executed by each Party hereto.

(b)	Any express waiver by either Party of any default by the other Party shall not constitute a waiver of any other default by the defaulting Party or a waiver of any of the non defaulting Party’s right.

16.2	Entire Deed

This Deed constitutes the entire Deed between the Parties and revokes and supersedes all previous Deeds between the Parties, concerning the matters covered herein whether written oral or implied. The terms and condition of this Deed shall not be changed or modified except by written amendments duly agreed between the Parties.

16.3	Severability

Any provision of this Deed which is prohibited, unenforceable or is declared or found to be illegal, unenforceable or void in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Deed or affecting the validity or enforceability of such provision in any other jurisdiction. If any such invalidity substantially affects or alters the commercial basis of this Deed, the Parties shall negotiate in good faith to amend and modify the provisions and terms of this Deed as may be necessary or desirable in the circumstances to achieve, as closely as possible, the same economic or commercial effect as the original provisions and terms of this Deed.

16.4	Authority

Each Party to this Deed represents that it possesses full power and authority to enter into this Deed and to perform its obligations hereunder and that the legal representative of each Party is fully authorised to sign this Deed.

16.5	Right to retain original document

After execution of the Deed, the original thereof shall be retained by the Lessee. The Lessee shall provide a certified true copy (as certified by the office of the Sub-Registrar) of the said original to the Lessor.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SET THEIR HANDS AND SEAL TO THESE PRESENTS ON THE DAY, MONTH AND YEAR FIRST ABOVE WRITTEN IN PRESENCE OF THE FOLLOWING WITNESSES:

SIGNED, SEALED AND DELIVERED

For and on behalf of		For and on behalf of
R.S. Technologies Private Limited		Midland Credit Management India Private Limited

(LESSOR)		(LESSEE)
Authorised Signatory		Authorised Signatory

	/s/ Pawan Kumar	/s/ Manu Rikhye
	Pawan Kumar	Manu Rikhye

WITNESSES:
1.	/s/ Sudhir Bhardwaj
Sudhir Bhardwaj
Address: 194, Dundahera By Pass Road, Gharziabad

2.	/s/ Subash Chandra Arora
Subash Chandra Arora Advocate
Address: 625, Saraswati Vihar, Gurgaon

ANNEXURE I—FLOOR PLAN OF DEMISED PREMISES

	Carpet Area (Sq. Ft.)	Chargeable Super Area (Sq. Ft.)
	Tower – A
Basement consisting of Parking Area
Ground Floor	11426	17922
First Floor	10503	16451
Second Floor	10970	17194
Third Floor	10969	17192
Fourth Floor (along with exclusive rights to use of terraces)	10237	14241

Total Area	54,105	83,000